MMR
COMPUTATION OF RATIO OF EARNING TO FIXED CHARGES
(in Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2005	2004	2003	2002	2001
Income (Loss) from Continuing Operations (a)	(31,470)	(52,032)	(41,847)	18,544	(104,801)
ADD:
Provision for Income Taxes	-	-	1	7	8
Interest Expense	15,282	10,252	4,599	704	357
Rental Expense Factor (b)	60	66	74	-	-
Earnings Available For Fixed Charges	(16,128)	(41,714)	(37,173)	19,255	(104,436)

Interest Expense	15,282	10,252	4,599	704	357
Capitalized Interest	2,121	892	-	250	1,450
Rental Expense Factor	60	66	74	-	-
Fixed Charges	17,463	11,210	4,673	954	1,807

Ratio of Earnings to Fixed Charges	- (c)	- (c)	- (c)	20.18	-

Computation of Ratio of Earnings:
to Fixed Charges and Preferred Dividends:
	Years Ended December 31,
	2005	2004	2003	2002	2001
Income (Loss) from Continuing Operations (a)	(31,470)	(52,032)	(41,847)	18,544	(104,801)
ADD:
Provision for Income Taxes	-	-	1	7	8
Interest Expense	15,282	10,252	4,599	704	357
Rental Expense Factor (b)	60	66	74	-	-
Earnings Available For Fixed Charges	(16,128)	(41,714)	(37,173)	19,255	(104,436)

Interest Expense	15,282	10,252	4,599	704	357
Capitalized Interest	2,121	892	-	250	1,450
Preferred dividends (d)	1,503	1,531	1,631	924	-
Rental Expense Factor	60	66	74	-	-
Fixed Charges	18,966	12,741	6,304	1,878	1,807

Ratio of earnings to fixed charges	- (e)	- (e)	- (e)	10.25	- (e)

(a)	Income (loss) represents McMoRan's continuing oil and gas operations.
(b)	McMoRan's rental expense has historically related solely to its discontinued sulphur operations.
(c)
McMoRan sustained a net loss from continuing operations of $31.5 million in 2005, $52.0 million in 2004, $41.8 million in 2003 and $1.8 million in 2001. These losses were inadequate to cover McMoRan fixed charges of $17.5 million in 2005, $11.2 million in 2004, $4.7 million in 2003 and $1.8 million in 2001.

(d)	Preferred dividends associated with McMoRan's 5% mandatorily reedeemable convertible preferred stock.
(e)
McMoRan sustained a net loss from continuing operations of $31.5 million in 2005, $52.0 million in 2004, $41.8 million in 2003 and $1.8 million in 2001. These losses were inadequate to cover McMoRan fixed charges of $19.0 million in 2005, $12.7 million in 2004, $6.3 million in 2003 and $1.8 million in 2001.